Exhibit 10.5

January 10, 2026

PRIVATE AND CONFIDENTIAL

R. Loughlin Macdonald

Dear Loch:

This letter serves to modify and amend the Letter Agreement (“Letter Agreement”) dated as of November 12, 2025, between you and Grace Therapeutics, Inc. (“Company”) containing the terms and conditions of your employment as Chief Medical Officer of the Company. This amendment (“Amendment No. 1”) will be effective upon execution by you and the Company.

Amendment No. 1 supersedes and replaces the severance terms contained in the Letter Agreement.  This Amendment No. 1 does not impact any other terms or conditions of your employment.  Any further modifications to the “at-will” term of your employment must be in writing and signed by you and the Company consistent with the Letter Agreement, as amended.  You acknowledge that any contrary representations regarding severance, which may have been made to you, are superseded by this Amendment No. 1.

Severance:
If you are terminated by the Company without Cause (as defined below) absent a Change in Control (as defined in the Grace Therapeutics, Inc. 2024 Equity Incentive Plan) of the Company, you will receive (i) your accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by you payable in accordance with the “Expense Reimbursement” section above through the date of termination, and (iii) benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan (collectively, the “Accrued Obligations”) and, provided that you execute and deliver to the Company within sixty (60) days of your termination a general release of claims in a form acceptable to the Company, and do not revoke the same, the Company shall pay you (i) a continuation of your base salary then in effect for six (6) months, payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and (ii) if you timely elect continued coverage under the Company’s health and welfare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder (“COBRA”), then the Company will pay or reimburse your premiums for the six (6) months of such coverage on terms no less favorable than those terms in effect as of the date of this Amendment No. 1 (provided that such COBRA payment or reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you are eligible for coverage under another employer’s health plan) payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. Any unvested and outstanding equity awards shall be forfeited upon a termination by the Company without Cause absent a Change in Control of the Company.

If you are terminated by the Company without Cause or you resign for Good Reason (as defined below) in connection with or within twelve (12) months following a Change in Control  of the Company you will receive the Accrued Obligations and, provided that you execute and deliver to the Company within sixty (60) days of your termination or resignation, as the case may be, a general release of claims in a form acceptable to the Company, and do not revoke the same, the Company shall pay you (i) a cash payment equal to six (6) months of your base salary plus target bonus then in effect, net of deductions and tax withholdings, as applicable, payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and (ii) if you timely elect continued coverage under the Company’s health and welfare plans pursuant to COBRA, then the Company will pay or reimburse your premiums for the six (6) months of such coverage on terms no less favorable than those terms in effect as of the date of this Amendment No. 1 (provided that such COBRA payment or reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you are eligible for coverage under another employer’s health plan) payable beginning on the first regular payroll date following the effective date of the release; provided that, if the release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year).  Any unvested and outstanding equity awards shall be fully vested and exercisable upon such termination or resignation, as the case may be, in connection with or within twelve (12) months following a Change in Control of the Company.

You are not entitled to any other wages, commissions, vacation pay, sick pay, bonuses, benefits, severance or other compensation, other than as expressly set forth in this Amendment No. 1 upon a termination without Cause or resignation for Good Reason.

For the purposes of this Amendment No. 1, “Cause” shall mean your (a) material failure to comply with any material Company policy to the satisfaction of the Board which is not cured within twenty (20) calendar days of receipt by you of notice of such failure (if such action is curable); (b) willful failure to carry out or comply with any material, lawful, and reasonable written directive from the Board, which is not cured within twenty (20) calendar days of receipt by you of notice of such failure (if such action is curable); (c) commission of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; (d) commission of any act or omission that results in your incarceration in a federal, state, or local jail or prison; (e) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities to the Company; (f) commission of any act of dishonestly, illegal conduct, fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty either (x) against the Company or any of its parent, subsidiaries, or affiliate entities (collectively, “Affiliates”) (or any predecessor thereto or successor thereof) or (y) which is or which is reasonably expected to be materially injurious to the Company or its Affiliates; or (g) material or willful breach of the Confidentiality Agreement (defined in the Letter Agreement) which is not cured within ten (10) calendar days after receipt by you of written notice of such breach (if such breach is curable).

For the purposes of this Amendment No. 1, “Good Reason” shall mean: the occurrence of any of the following conditions without your consent after your provision of written notice to the Company of the existence of such condition (which notice must be provided within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail):  (i) a material (greater than 10%) reduction by the Company of your base salary; (ii) the relocation of the your principal place of employment by fifty (50) or more miles from your then-current principal place of employment; or (iii) a material reduction in the your duties, responsibilities or authorities relative to the your title, duties, authority, or responsibilities in effect immediately prior to such reduction, provided, an action taken by the Company for the purposes of either accommodating a disability or pursuant to the Family and Medical Leave Act, will not be deemed a “material reduction” in and of itself; further provided, a suspension in connection with an internal investigation by the Company shall not be a “material reduction.”  Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, you must resign for such Good Reason condition by giving notice within thirty (30) days after the period for curing the violation or condition has ended).

The Letter Agreement and this Amendment No. 1 are intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code (“Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Letter Agreement or this Amendment No. 1, payments may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under the Letter Agreement and/or this Amendment No. 1 shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Letter Agreement and/or this Amendment No. 1 comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a Change in Control of the Company or your termination of employment, whether pursuant to the terms of the Letter Agreement, this Amendment No. 1 or any other plan, arrangement or agreement, or otherwise) (all such payments collectively, the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this paragraph shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

If your employment is terminated without Cause, the Company shall provide you with up to sixty (60) days’ advance written notice.  The Company may, at any time during such notice period, relieve you from all or any of your duties for all or part of the remainder of the notice period and/or terminate you at any time without impact to salary for the remainder of the notice period.

If you resign your employment without Good Reason, you agree to provide the Company with sixty (60) days’ advance written notice.  The Company may, at any time during such notice period, relieve you from all or any of your duties for all or part of the remainder of the notice period and/or consider your resignation effective as of any date within the notice period.  In the event that the Company accepts such resignation as of any date within the notice period, as of such date, you shall only be paid your base salary through the date of the termination in accordance with this Letter Agreement, and you shall not be entitled to any severance benefits.

Any contrary representations concerning severance, which may have been made to you, are superseded by this Amendment No. 1. Any modifications to this “at-will” term of your employment must be in writing and signed by you and the Company.

Sincerely,

Vimal Kavuru

I have read, understand and accept this Amendment No. 1 regarding severance. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and the Company.

Signature: /s/ R. Loughlin Macdonald	Date: January 10, 2026

Grace Therapeutics, Inc.

By: /s/ Prashant Kohli
Name: Prashant Kohli
Title: Chief Executive Officer
Date: January 10, 2026